Exhibit 4.41

EXECUTION COPY

FACILITY AGREEMENT

made and entered into between

ABSA CAPITAL

(a division of Absa Bank Limited)

and

GFI MINING SOUTH AFRICA (PROPRIETARY) LIMITED

23.	GENERAL	45

24.	GOVERNING LAW AND JURISDICTION	47

25.	DISCLOSURE OF INFORMATION	48

26.	CONFIDENTIALITY	48

27.	COSTS	49

ANNEXURE “A” – SUSPENSIVE CONDITIONS

ANNEXURE “B” – DRAWDOWN CONDITIONS

ANNEXURE “C” – DRAWDOWN REFUSAL NOTICE

ANNEXURE “D” – DRAWDOWN NOTICE

ANNEXURE “E” – PREPAYMENT/CANCELLATION NOTICE

1	INTERPRETATION AND PRELIMINARY

The headings of the clauses in this Agreement are for the purpose of convenience and reference only and shall not be used in the interpretation of nor modify or amplify the terms of this Agreement or any clause hereof.

1.1	In this Agreement, unless a contrary intention clearly appears, words importing:

1.1.1	any one gender include the other two genders;

1.1.2	the singular include the plural and vice versa; and

1.1.3	natural persons include created entities (incorporated or unincorporated) and the state and vice versa.

1.2	The following terms shall have the meanings assigned to them hereunder and cognate expressions shall have corresponding meanings, namely:

1.2.1	“Account” means the bank account in the name of the Borrower to be held with Absa Bank Limited, the details of which will be provided in writing by the Borrower to the Lender as soon as possible after the Signature Date;

1.2.2	“Advance” means each amount made available to the Borrower under this Agreement by way of a loan, and “Advances” means the aggregate amount thereof for the time being outstanding;

1.2.3	“Agreement” means this facility agreement together with all the annexures hereto;

1.2.4	“Applicable Laws” means all applicable South African laws, archives, writs, orders, regulations, judgments and orders of any competent South

African court, central bank or governmental agency or authority in South Africa;

1.2.5	“Available Facility” means, in relation to the Facility, on any date an amount calculated as the difference between the Facility Limit and the aggregate amount of Advances outstanding under the Facility;

1.2.6	“Availability Period” means the period commencing on the Signature Date and terminating on the day 30 (thirty) days thereafter, subject to the provisions of clause 2.1;

1.2.7	“the Borrower” means GFI Mining South Africa (Proprietary) Limited, a limited liability company incorporated and existing under the laws of South Africa with registration number 2002/031431/07;

1.2.8	“Breakage Costs” means, with respect to any amount prepaid in terms of this Agreement (whether voluntarily or involuntarily), an amount determined by the Lender to be necessary to compensate the Lender for all (if any) direct expenses and liabilities, and reasonable costs, in each case incurred by, imposed on, levied or asserted against the Lender as a result of such receipt or recovery, or arising out of any premature termination, unwinding, closing out or modification of any arrangements between the Parties (including any interest rate swap or other derivative transaction) entered into for the purposes of or to facilitate the funding in terms hereof from time to time;

1.2.9	“Business Day” means any day (other than a Saturday, Sunday or official public holiday in South Africa, within the meaning of the Public Holidays Act, 1994) on which banks are open for business in South Africa;

1.2.10	“Change in Law” means any implementation, introduction, abolition, withdrawal or variation of any Applicable Laws, regulation, published practice or concession or official directive, ruling, request, notice, announcement, guideline by any South African government entity (whether or not having the force of law) or any change in any interpretation, or the introduction or making of any new or further interpretation, or any new or different interpretation by any South African court, governmental, revenue or other competent authority or compliance with any new or different request or direction (in either case whether or not having the force of law) from any government entity which affects the banking industry generally;

1.2.11	“Commitment” means the commitment of the Lender to make Advances from time to time up to the Facility Limit during the Availability Period;

1.2.12	“Default Interest Rate” means the Prime Rate plus 2% (two percent);

1.2.13	“Drawdown Date” means the Business Day specified in a Drawdown Notice upon which any Advance is made or to be made in terms of clause 5 of this Agreement.

1.2.14	“Drawdown Notice” means a notice as envisaged in clause 5 below, duly and fully completed and signed by the Borrower substantially in the form of Annexure “D”;

1.2.15	“Drawdown Refusal Notice” means the notice substantially in the form set out in Annexure “C” and issued by the Lender in terms of clause 5.6;

1.2.16	“Encumbrance” means:

1.2.16.1	any mortgage, suretyship, charge, pledge, lien, assignment, hypothecation or cession by way of security, right of set-off or other encumbrance securing any obligation of any person or any other kind of security interest of any kind whatsoever, or any agreement, whether conditional or otherwise, to create any of the same;

1.2.16.2	any arrangement under which money or claims to, or for the benefit of, a bank or other account may be applied, set-off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person; or

1.2.16.3	any other type of preferential arrangement (including title transfer and retention arrangements), the effect of which is the creation of security;

1.2.17	“Event of Default” means any one of the events specified in clause 13 below;

1.2.18	“Facility” means the 30 (thirty) day revolving facility granted by the Lender to the Borrower under this Agreement up to the Facility Limit;

1.2.19	“Facility Limit” means the maximum aggregate amount that can be drawn at any time under the Facility being R 500 000 000.00 (five hundred million Rand);

1.2.20	“Fees” means the commitment fee and the utilisation fee, payable in accordance with the provisions of clause 10 below, by the Borrower to the Lender in respect of the Facility;

1.2.21	“Final Repayment Date” means the last day of the Availability Period provided that if such day is not a Business Day, then the Final Repayment Date shall fall on the immediately succeeding Business Day;

1.2.22	“Finance Documents” means:

1.2.22.1	this Agreement;

1.2.22.2	the Security Document;

1.2.22.3	any other agreement at any time designated a Finance Document in writing by the Parties; and

1.2.22.4	any amendment or supplemental agreement to the Finance Documents referred to in 1.2.21.1 to 1.2.21.3 above (inclusive), as agreed to by the Parties in writing;

1.2.23	“Financing Costs” means in relation to the Facility, the aggregate of:

1.2.23.1	all Interest (whether capitalised or accrued), costs and expenses (including, for the avoidance of doubt, any Breakage Costs) payable by the Borrower to the Lender under the Finance Documents;

1.2.23.2	the amounts (if any) payable by the Borrower to the Lender under clause 16 (Accelerated Repayment), clause 17 (Increased Costs) and clause 18 (Taxes); and

any VAT on the amounts referred to in clauses 1.2.23.1 and 1.2.23.2;

1.2.24	“Financial Statements” means the audited consolidated annual financial statements of the Borrower and the Guarantor, from time to time;

1.2.25	“Financial Year” means the financial year of the Borrower as recorded in the memorandum and articles of association of the Borrower which as at the date of signing this Agreement begins on 01 July and ends on 30 June of each year;

1.2.26	“Fixed Interest Rate” means the fixed interest rate, expressed as a percentage, agreed to by the Lender and the Borrower from time to time, plus the Margin and inclusive of bank costs and stamp duty (if applicable);

1.2.27	“Floating Interest Rate” means a floating interest rate, expressed as a percentage, equal to the 1 (one), 3 (three), or 6 (six) month JIBAR, as specified by the Borrower from time to time plus the Margin and inclusive of bank costs and stamp duty (if applicable) referred to in clause 6;

1.2.28	“GAAP” means generally accepted accounting practice in South Africa;

1.2.29	“Gold Fields” means Gold Fields Limited, a limited liability company incorporated under the laws of South Africa with registration number 1968/04880/06;

1.2.30	“Gold Fields Group of Companies” means Gold Fields and all of its subsidiaries registered in the Republic of South Africa;

1.2.31	“Guarantee” means the limited guarantee by the Guarantors, jointly and severally, in favour of the Lender as security for the obligations of the Borrower under this Agreement;

1.2.32	“Guarantors” means Gold Fields;

1.2.33	“Increased Costs” means, inter alia, any and all additional costs to or a reduction in the after tax return on capital or regulatory capital achieved by the Lender which is directly attributable to all or part of the Finance

Documents and/or to the Lender entering into, performing, maintaining or funding its obligations under the Finance Documents and as more fully set out and provided for under clause 17;

1.2.34	“Indebtedness for Borrowed Money” shall have the meaning given to it in clause 15.2;

1.2.35	“Interest” means the aggregate of all interest payable by the Borrower in respect of the Facility pursuant to this Agreement;

1.2.36	“Interest Cover Ratio” shall have the meaning given to it in clause 15.2;

1.2.37	“Interest Payment Date” means the date falling on the last day of the Availability Period, provided that if any such date does not fall on a Business Day, then the succeeding Business Day;

1.2.38	“Interest Period” means a period of 30 (thirty) days regardless of whether a Fixed Interest Rate or a Floating Interest Rate applies;

1.2.39	“Interest Rate” means the Fixed Interest Rate or the Floating Interest Rate, as the case may be, expressed as a percentage and converted to nacm rate;

1.2.40	“JIBAR” means the rate determined on each Interest Payment Date utilising the 1 (one), the 3 (three) or 6 (six) Month Johannesburg Interbank Agreed Rate, as the case may be, which is the mid rate as polled and published by SAFEX (or its successor-in-title) and which appears on the Reuters Screen SAFEY page at 11:00 am (Johannesburg time), expressed as a yield rate. If no service is available or this rate is not quoted, “JIBAR”, in relation to the relevant period, will be the arithmetic mean of the mid rates for deposits in South African Rand for the relevant period as supplied to the Lender at its request quoted by the JIBAR Reference Banks at approximately 11:00 am (Johannesburg time), on that date;

1.2.41	“JIBAR Reference Banks” means the principal Johannesburg offices of the banks who quote mid rates to the South African Futures Exchange from time to time, it being recorded that as at the Signature Date, the JIBAR Reference Banks are Absa Bank Limited, Rand Merchant Bank (a division of FirstRand Bank Limited), Nedbank Limited and The Standard Bank of South Africa Limited;

1.2.42	“Lender” means Absa Bank Limited (acting through its division Absa Capital), a company with limited liability incorporated in accordance with the laws of South Africa with registration number 1986/004794/06, a bank duly registered as such in terms of the Banks Act, 1990;

1.2.43	“Margin” means:

1.2.43.1	in relation to the Fixed Interest Rate, 1.20% nacm; and

1.2.43.2	in relation to the Floating Interest Rate, 1.20% nacm;

1.2.44	“Material Adverse Change” means in relation to the Borrower, or any of the Guarantors or any Material Subsidiary, (as the case may be) an event, circumstance or matter or combination of events, circumstances or matters which has or will in the reasonable opinion of the Lender to have a material adverse effect on:

1.2.44.1	the ability of the Borrower or any of the Guarantors, as the case may be, to comply with its obligations under the Finance Documents to which it is a party; or

1.2.44.2	the business, operations, property, condition (financial or otherwise) or prospects of the Borrower or any Guarantor or any Material Subsidiary, as the case may be, taken as a whole and includes any substantial restructuring, disposal of material assets or arrangement; or

1.2.44.3	the validity and/or enforceability of the Finance Documents and/or the rights and/or remedies of the Lender thereunder;

for the avoidance of doubt, should the Borrower, or any Guarantor or any of its Material Subsidiaries be subject to strike action (whether such strike is legal or illegal) and such strike has a duration of less than 2 (two) months, the Borrower or such Guarantor or Material Subsidiary shall be deemed to be able to conduct its normal line of business in an ordinary and regular manner and such circumstances shall not constitute a Material Adverse Change with respect to the relevant Entity.

1.2.45	“Material Subsidiary” means at any time, any member of the Gold Fields Group of Companies which has turnover exceeding 10% (ten percent) of the consolidated turnover of the Gold Fields Group of Companies;

1.2.46	“Month” means the period from one date in a calendar month to the date immediately preceding the corresponding date in the subsequent calendar month;

1.2.47	“nacm” means nominal annual compounded monthly in arrears;

1.2.48	“Outstandings” means, at any time, the aggregate of all Advances outstanding at that time and any Financing Costs which remain unpaid by the Borrower under this Agreement;

1.2.49	“Parties” means the Lender and the Borrower;

1.2.50	“Permitted Security Encumbrance” means:

any Encumbrance created prior to the Signature Date which:

1.2.50.1	is disclosed in the last published Financial Statements and quarterlies; or

1.2.50.2	has been disclosed in writing to the Lender prior to the Signature Date; and

1.2.50.3	in the case of all Encumbrances referred to under clause 1.2.16.1 and clause 1.2.16.2, securing only Indebtedness for Borrowed Money outstanding or a Loan available at the Signature Date if the principal amount or original Loan thereby secured is not increased after the Signature Date;

1.2.50.4	any title transfer or retention arrangement entered into by any member of the Gold Fields Group of Companies in the normal course of its trading activities and on terms no worse than the standard terms of the relevant supplier;

1.2.50.5	any netting or set-off arrangement entered into by any member of the Gold Fields Group of Companies in the ordinary course of its banking arrangements (which shall include, for the avoidance of doubt, those pursuant to hedging arrangements in relation to gold and silver prices, foreign exchange rates and interest rate where such arrangements are entered into for the purpose of providing protection against fluctuation in such rates or prices in the ordinary course of business), for the purpose of netting debit and credit balances;

1.2.50.6	any lien arising by operation of law and in the ordinary course of trading and not by reason of any default (whether in payment or otherwise);

1.2.50.7	any Encumbrance over or affecting any asset acquired by a member of the Gold Fields Group of Companies after the Signature Date, which Encumbrance is created to finance the acquisition thereof if the amount thereby secured is equivalent to, or less than, the acquisition price of the asset so acquired and the finance charges related thereto;

1.2.50.8	any Encumbrance over or affecting any asset acquired by any member of the Gold Fields Group of Companies after the Signature Date where such Encumbrance already existed over such asset as at the date of acquisition and has not been increased in contemplation of, or since the date of, the acquisition of such asset by such member;

1.2.50.9	any Encumbrance existing as at the Signature Date or any renewal or extension thereof in the case of any company which becomes a member of the Gold Fields Group of Companies after the Signature Date;

1.2.50.10	any other Encumbrance created or outstanding provided that the aggregate amount secured by all Encumbrances created under this exception must not at any time exceed an amount equal to

12% (twelve percent) of Tangible Consolidated Net Worth of the Gold Fields Group of Companies;

1.2.50.11	any Encumbrance in favour of a contractor or sub-contractor which is the subject of a bona fide dispute;

1.2.50.12	any Encumbrance of the interest of a member of the Gold Fields Group of Companies in any joint venture, including the revenues and assets derived by such member from such joint venture or employed by such member in such joint venture, in favour of its co-venturers and/or the manager or operator of the joint venture to secure the due payment of amounts payable under or in respect of such joint venture; or

1.2.50.13	any Encumbrance arising in connection with a project financing or any refinancing of a project financing.

1.2.51	“Potential Event of Default” means any event or circumstance which would or could after expiry of a grace period, the giving of notice, the making of any determination, the fulfilment or non-fulfillment of any condition (or any combination of the aforegoing) be an Event of Default in terms of clause 13;

1.2.52	“Prepayment Notice” means a notice as envisaged in clause 8 below, duly completed and signed by the Borrower substantially in the form of Annexure “E”;

1.2.53	“Prime Rate” means the publicly quoted basic rate of interest (expressed as a nacm rate) levied by the Lender from time to time on overdraft , calculated on a 365 (three hundred and sixty five) day year, irrespective as to whether or not the year is a leap year and prima facie proven, in the event of there being a dispute in relation thereto and in the absence of manifest error, by a certificate of any general manager of the Lender (whose qualification or authority need not be proven);

1.2.54	“Security” means the security provided to the Lender by the Guarantors as security for the performance of the Borrower’s obligations to the Lender under this Agreement in terms of the Security Document, together with any other additional security which the Lender may require from time to time as agreed with the Borrower;

1.2.55	“Security Document” means the Guarantee;

1.2.56	“Signature Date” means the date upon which this Agreement is signed by the Party signing last in time, it being recorded herein that the Borrower shall be obliged to complete and duly sign the Agreement by the 22 September 2008, or such later date that the Lender, in his sole discretion, may allow;

1.2.57	“South Africa” means the Republic of South Africa as constituted by the Constitution of the Republic of South African Act 108 of 1996;

1.2.58	“subsidiary” has the meaning given to it in the Companies Act, No.61 of 1973 (as amended);

1.2.59	“Tangible Consolidated Net Worth” shall have the meaning given to it in clause 15.2.3;

1.2.60	“Taxes” means all taxes, charges, imposts, levies, deductions, withholdings or fees of any kind whatsoever, or any amount payable on account of or as security for any of the aforegoing by whomsoever and on whatsoever imposed, levied, collected, withheld or assessed, and “tax” and “taxation” shall be construed accordingly;

1.2.61	Total Net Borrowings” shall have the meaning given to it in clause 15.2.4;

1.2.62	“VAT” means value added tax payable as defined in the Value Added Tax Act, 1991, as amended including any similar tax which may be imposed in place thereof from time to time.

1.3	Unless inconsistent with the context or save where the contrary is expressly indicated in this Agreement:

1.3.1	any reference to an enactment is to that enactment as at the date of signature hereof and as amended or re-enacted from time to time;

1.3.2	if any provision in a definition is a substantive provision conferring rights or imposing obligations on any party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of the Agreement;

1.3.3	words and expressions defined in a sub-clause shall for the purpose of the clause of which that sub-clause forms part, bear the meaning assigned to such words and expressions in that sub-clause;

1.3.4	when any number of days is prescribed, same shall be reckoned inclusively of the first and exclusively of the last;

1.3.5	where any act is to be performed on a day which is not a Business Day, such act shall be performed on the Business Day immediately preceding such day;

1.3.6	where figures are referred to in numbers and in words, if there is any conflict between the two, the words shall prevail;

1.3.7	schedules or annexures to this Agreement shall be deemed to be incorporated in and form part of this Agreement;

1.3.8	a reference to a person includes such person’s permitted successors, assigns, transferees or substitutes;

1.3.9	any reference to a document is a reference to that document as amended, novated, ceded or supplemented;

1.3.10	a time of day shall be construed as Johannesburg, South African time;

1.3.11	the expiry or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provided that they will operate after any such expiry or termination or which of necessity must continue to have effect after such expiry or termination, notwithstanding that the clauses themselves do not expressly provide for this.

1.3.12	as a result of the terms and conditions of the Agreement having been negotiated by the Parties, the contra proferentum rule shall not be applied in the interpretation hereof.

2	SUSPENSIVE CONDITIONS

2.1	The obligations of the Lender to the Borrower in terms of this Agreement (other than those contained in this clause 2 and in clauses 1 and 21 to 29 (both inclusive) which shall commence on the Signature Date) are subject to the fulfilment or waiver, confirmed in writing by the Lender to the Borrower, of the suspensive conditions set out in Annexure “A” hereto no later than 2 (two) Business Days prior to the first Drawdown Date, or such other extended date as may be stipulated in writing by the Lender.

2.2	The obligation of the Lender to make any Advance available to the Borrower pursuant to clause 5, is subject to the further suspensive conditions set out in Annexure “B”.

2.3	If the suspensive conditions set out in Annexure “A” are not fulfilled or waived prior to the date specified in clause 2.1 or, by any extended date for fulfilment thereof as may be agreed to in writing by the Lender and the Borrower, the provisions of this Agreement shall not come into force and effect (other than those contained in this clause 2 and in clause 1 and 21 to 29 (both inclusive) which are binding from the Signature Date) and the Lender and the Borrower shall be restored as near as may be reasonably possible, to the position in which they would have been had this Agreement not been entered into. No party shall have any claim against the other as a result of the failure of the Agreement coming into effect.

2.4	The fulfilment or waiver of the suspensive conditions set out in Annexure “A” or “Annexure “B” shall be evidenced by way of a written communication by the Lender to the Borrower advising that same are considered fulfilled or the requirement for the fulfilment thereof or part thereof is waived.

2.5	The Parties acknowledge that the suspensive conditions set out in Annexures “A” and “B” referred to above have been incorporated in this Agreement for the benefit of the Lender and may be waived by the Lender in its sole discretion and subject to such conditions as it may stipulate.

3	FACILITY

Subject to the terms and conditions of this Agreement, the Lender agrees to make the Facility available to the Borrower during the Availability Period.

4	PURPOSE

4.1	The Borrower shall apply the proceeds of the Facility in the Gold Fields Group of Companies general corporate purposes.

4.2	The Lender shall be entitled, but is not obliged to, monitor or verify the application of any amount borrowed by the Borrower under this Agreement.

5	DRAWDOWNS

5.1	Subject to the provisions of this Agreement, the Facility may be drawn down in whole or in part during the Availability Period and an Advance will be made by the Lender to the Borrower on the Drawdown Date, provided that:

5.1.1	no later than 11h00 (Johannesburg time) on the second Business Day prior to the Drawdown Date, or on such other date and time as the Borrower and Lender may agree in writing, the Lender has received a Drawdown Notice attaching a letter signed by the Borrower confirming that the Drawdown Conditions (as defined in clause 5.1.4) have been met;

5.1.2	the proposed Drawdown Date is a Business Day within the Availability Period;

5.1.3	the proposed Advance does not exceed the Available Facility;

5.1.4	the Lender is satisfied that the conditions set out in Annexure “B” hereto (“the Drawdown Conditions”) have been fulfilled in form and substance to its satisfaction;

5.2	The Lender shall be entitled, in its sole discretion and on such terms and conditions as it may stipulate, to:

5.2.1	extend the relevant period for fulfilment of any or all of the Drawdown Conditions, and/or;

5.2.2	waive fulfilment of any or all of the Drawdown Conditions.

5.3	The Lender shall, within 24 hours of receipt of the Drawdown Notice, notify the Borrower, in writing, whether or not it is satisfied that the Drawdown Conditions have been fulfilled or if they have been waived, as the case may be, in order to provide the Borrower with an opportunity to rectify such non-fulfilment, if it is capable of rectification. The Drawdown Conditions shall only be considered to have been fulfilled or waived, as the case may be, when such notice is given.

5.4	In the event that the Drawdown Conditions have not been timeously fulfilled or waived, as the case may be, the Lender’s obligations under this Agreement to honour any Drawdown Notice or make any advance shall be suspended until such time as all of such Drawdown Conditions have been fulfilled or waived, as the case may be, provided that the Lender issued a Drawdown Refusal Notice and furnished a copy thereof to the Borrower by no later than 15H00 on the Business Day prior to the Drawdown Date.

5.5	The Lender may validly act on all information, instructions and requests contained in the Drawdown Notice, without any liability or responsibility to verify or check the accuracy of such information, provided that the Drawdown Notice is substantially in the form of Annexure “D”.

5.6	Save for the issuance of a Drawdown Refusal Notice, a Drawdown Notice shall be irrevocable and the Borrower shall draw the Advance on the Drawdown Date and, subject to the provisions of this clause 5, the Lender shall be obliged to make the relevant Advance on such date.

5.7	All Advances drawn under this Agreement shall, in the absence of an express written agreement between the Borrower and the Lender to the contrary, be paid directly into the Account.

5.8	If the full amount of the Facility is not drawn on or before the Business Day immediately preceding the last day of the Availability Period, all undrawn parts of this Facility shall automatically be cancelled on that Business Day.

5.9	The Parties agree that all Advances repaid by the Borrower in accordance with this Agreement may be re-borrowed or redrawn by the Borrower, provided however that such amounts are redrawn subject to the terms and conditions set out herein and that such re-borrowing does not exceed the Available Facility.

6	INTEREST

6.1	The rate of interest on each Advance shall either be the Fixed Interest Rate or Floating Interest Rate, as specified by the Borrower in terms of clause 6.2.

6.2	The Borrower shall on each Drawdown Notice to be provided to the Lender in accordance with clause 5, indicate, or if the whole facility has been drawn down, indicate in writing and not later than 1 (one) Business Day prior to each repaid Interest Payment Date, whether it wishes to pay a Floating Interest Rate or Fixed Interest Rate in respect of the next Interest Period of the advance to be, or which has already been drawn down, and the Lender shall confirm to the Borrower in the notice referred to in clause 5.3 or on such Interest Payment Date, the Fixed Interest Rate or Floating Rate, as the case may be, for such advance.

6.3	Interest shall from each Drawdown Date accrue on a daily basis on the Advance made at the Interest Rate and shall be calculated on the actual number of days elapsed and on the basis of a 365 (three hundred and sixty five) day year factor.

6.4	Interest shall be payable in full in arrears on the Interest Payment Date.

6.5	The Lender shall notify the Borrower at least 2 ( two) Business Day before the Interest Payment Date of the amount of Interest payable on the relevant Interest Payment Date, provided that a failure by the Lender to so notify the Borrower shall not render the Lender liable to the Borrower for any reason or cause of any nature, and shall not relieve the Borrower of any of its liabilities in respect of such Interest.

6.6	All Interest shall be paid in full on or before the Final Repayment Date.

6.7	If the Borrower fails to indicate either the Drawdown Notice or does not otherwise indicate in writing, which interest rate it wishes to pay in respect of the next Interest Period, the Floating Interest Rate shall apply.

7	REPAYMENT AND PAYMENTS

7.1	All Advances made by the Lender to the Borrower pursuant to this Agreement shall be repaid by the Borrower in full by no later than the Final Repayment Date.

7.2	All payments by the Borrower under this Agreement and any other payment of which the Lender may notify the Borrower in writing, shall be made to the Lender on the due date, into the following account or such other account as the Lender may in writing notify the Borrower:

Account Holder	: Absa Project Finance

Bank	: Absa Bank Limited

Account Number	: 1-903-800-506

Branch	: Gandhi Square

Branch Code	: 50-30-05

7.3	All payments made by the Borrower to the Lender under this Agreement shall be made in full without set-off or counterclaim, in immediately available funds.

7.4	All payments by the Borrower under this Agreement shall be made in full without any deduction or withholding in respect of Tax or otherwise unless the deduction or withholding is required by law in which event the provisions of clause 18 (Taxes) below shall apply.

7.5	All Outstandings shall have been paid and all the obligations of the Borrower under this Agreement shall have been performed in full by no later than the Final Repayment Date.

7.6	If the Borrower fails to pay on the due date any amount falling due or payable to the Lender under or arising from this Agreement then, without prejudice to such other rights as may accrue to the Lender consequent upon such failure, each such overdue amount shall bear interest at the Default Interest Rate from the due date to date of payment of such amount in full.

7.7	All payments in respect of all amounts due and payable by the Borrower to the Lender in terms of this Agreement shall only discharge the Borrower’s obligations in respect thereof when the Lender has been able to establish to its satisfaction that it has received such amounts from the Borrower. It is specifically recorded and agreed that once the Lender has been able to establish to its satisfaction that it has received such amount from the Borrower, the Borrower’s obligation in terms of this clause 7 shall be deemed to be discharged with effect from the date on which payment was made by the Borrower. A certificate signed by any general manager of the Borrower to which a copy of any documentation evidencing such payment has been attached, shall be prima facie proof of any such payment.

8	PREPAYMENT OF THIS FACILITY

Voluntary prepayment

8.1	The Borrower may prepay the drawn part of the Facility, in whole or in part, at any time, provided that:

8.1.1	the Borrower shall make payment of Breakage Costs (if any) and accrued Interest then due and payable by the Borrower in respect of the amount to be prepaid under this Agreement;

8.1.2	if such payment does not fall on an Interest Payment Date in respect of an Advance which carries a Floating Interest Rate; or

8.1.3	if such payment is made at any time prior to the scheduled repayment date of an Advance which carries a Fixed Interest Rate;

8.1.4	the amount to be prepaid shall be a minimum of R10 000 000.00 (ten million Rand) with increments of R5 000 000.00 (five million Rand); and

8.1.5	the Borrower has given the Lender not less than 5 ( five) Business Days’ notice, substantially in the form of the Prepayment Notice set out in Annexure “E” stating the principal amount of the Facility to be prepaid.

8.2	During the 5 ( five) Business Day period referred to in clause 8.1.3, the Borrower may not serve a Drawdown Notice purporting to draw all or any part of the amount which is the subject of such Prepayment Notice.

9	RENEWAL OF THE FACILITY

The Borrower shall not be entitled to renew the Facility and the Facility shall terminate on expiry of the Availability Period.

10	FEES

10.1	The Borrower shall on the last day of the Availability Period, pay to the Lender a commitment fee calculated as follows:

A = B × (C/D)

Where –

A =	the commitment fee;

B =	the amount derived by (1) determining the amount of the un-drawn and un-cancelled portion of the Facility Limit as at 17h00 on each day during the Interest Period (“the Daily Unutilised Portion”), and (2) totalling the Daily Unutilised Portions, and (3) dividing the aforesaid total by the number of days in the Interest Period;

C =	0.35%; and

D =	number of days in the Interest Period divided by 365 (three hundred and sixty five).

10.2	The Borrower shall on the last day of the Availability Period, pay to the Lender a utilisation fee calculated as follows:

A = B × (C/D)

A =	the utilisation fee;

B =	the amount derived by (1) determining the amount of the drawn portion of the Facility as at 17h00 on each day during the interest period (“the Daily Utilised Portion”) and (2) totalling the Daily Utilised Portions, and (3) dividing the aforesaid total by the number of days in the Interest Period;

C =	0.10% to the extent that the Daily Utilised Portions exceed 33% of the Facility Limit and an additional 0.05% to the extent that the Daily Utilised Portions exceed 66% of the Facility Limit;

D =	number of days in the Interest Period divided by 365 (three hundred and sixty five).

10.3	The commitment fee and utilisation fee exclude VAT and the Borrower shall, in addition to the abovementioned fees pay VAT thereon to the Lender.

11	REPRESENTATIONS AND WARRANTIES

11.1	The Borrower represents and warrants to the Lender for the duration of the Agreement that:

11.1.1	it is a proprietary limited liability company, duly incorporated and validly existing under the laws of South Africa;

11.1.2	it has full power to enter into and perform all the terms of this Agreement and has taken all necessary statutory and other actions to authorise the borrowings and the performance of its obligations hereunder;

11.1.3	this Agreement constitutes legal, valid, binding and enforceable obligations of the Borrower, ranking at least pari passu with all other unsecured and unsubordinated creditors of the Borrower save where other obligations are mandatory preferred by law applying generally to companies in South Africa, and is enforceable against the Borrower in accordance with their terms;

11.1.4	the execution of this Agreement and the exercise of its rights and performance of its obligations hereunder do not and will not contravene or constitute a default under:

11.1.4.1	any material agreement, mortgage, bond or other instrument to which it is a party or which is binding upon it or any of its assets or revenues; or

11.1.4.2	its constitutive documents;

11.1.5	its Financial Statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) and (in conjunction with the notes thereof) fairly present its financial condition and the result of its operations at the end of the applicable Financial Year;

11.1.6	all authorisations and approvals required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by this Agreement, have been obtained or effected and are in full force and effect;

11.1.7	it is not in breach of any of the material provisions of any law relating to the conduct of its business and activities, including, but not limited to, any Tax law or regulations and no claims in excess of R100 000 000 (one hundred million Rand) by any relevant governmental authority or body is pending or threatened against it, except to the extent that (i) Payment is being contested in good faith; (ii) it has maintained adequate reserves for these Taxes; and (iii) payment can be lawfully withheld;

11.1.8	to the best of the Borrower’s knowledge, information and belief and having made due and careful enquiry, no event has occurred which constitutes, or which (with the giving of notice and/or the lapse of time and/or the fulfilment of any applicable requirement) would constitute, a contravention of, or breach of, or event of default under, any agreement to which the Borrower is a party or which is binding on it or any of its assets, which contravention, breach or event of default could reasonably be expected to have a Material Adverse Change with respect to the Borrower;

11.1.9	no Event of Default or potential Event of Default has occurred or will occur by virtue of the Borrower performing its obligations under this

Agreement except to the extent that a Potential Event of Default has been disclosed in writing to the Lender.

11.1.10	it has good title to all of its assets and revenues and has not sold or otherwise disposed of or Encumbered in any way such assets or revenues save for any Permitted Security Encumbrance;

11.1.11	to the best of its knowledge and belief, having made all due and careful enquiry, it is not presently involved in any suit or legal proceeding, before any court, tribunal, governmental body, agency or official or any arbitrator which, if adversely determined against it, is likely to have a Material Adverse Change on the Borrower, nor is any such suit or legal proceeding pending or threatened against it;

11.1.12	all of the information supplied by it in connection with this Agreement is true, complete and accurate in all material respects and it is not aware of any material facts or circumstances that have not been disclosed to the Lender;

11.1.13	it has not taken any corporate action nor have any other steps been taken or legal proceedings been instituted or threatened against it for its winding-up, dissolution, liquidation, administration or for the appointment of a liquidator, trustee or similar officer of it or of any or all of its assets or revenues;

11.1.14	since publication of its last Financial Statements no Material Adverse Change has occurred with respect to the Borrower;

11.1.15	the assets of the Borrower are insured against all risks and to the extent that is usual for companies in the jurisdiction in which it conducts its business and carrying on a substantially similar business in such jurisdiction as the Borrower, and the relevant insurance policies are in full force and effect.

11.2	Each warranty set out in clause 11.1 above is:

11.2.1	a separate warranty;

11.2.2	in no way limited or restricted by reference to or inference from the terms of any other warranty; and

11.2.3	for the sole benefit of the Lender.

12	UNDERTAKINGS

12.1	Information Undertakings

12.1.1	The Borrower undertakes in favour of the Lender that it shall:

12.1.1.1	deliver to the Lender, as soon as the same become available, but in any event within 180 (one hundred and eighty) calendar days after the end of each Financial Year, its Financial Statements for that Financial Year, prepared in accordance with IFRS, without any material qualifications;

12.1.1.2	procure that each of the Guarantors delivers to the Lender, as soon as same become available, but in any event within 180 (one hundred and eighty) calendar days after the end of each Financial Year, its Financial Statements for that Financial Year;

12.1.2	deliver to the Lender its unaudited consolidated six-monthly management accounts as soon as same become available, but in any event within 60 (sixty) days after such accounts have been compiled and prepared;

12.1.3	procure that each of the Guarantors delivers to the Lender its unaudited consolidated six-monthly management accounts as soon as same become available, but in any event within 60 (sixty) days after such accounts have been compiled and prepared;

12.1.4	the Borrower shall, promptly upon becoming aware thereof, inform the Lender of the occurrence of any Event of Default or Potential Event of Default (and the steps, if any, being taken to remedy it) and, upon receipt of a written request to that effect from the Lender, confirm that, except as previously notified or as notified in such confirmation, so far as it is aware, no Event of Default or Potential Event of Default has occurred;

12.1.5	the Borrower shall forthwith notify the Lender in writing of any event which it, acting reasonably, would expect would have a Material Adverse Change with respect to the Borrower (in this regard the Borrower shall not be expected to speculate on whether or not such event in the opinion of the Lender will have such an effect);

12.1.6	The Borrower shall, upon reasonable notice provide the Lender with such other information concerning the business or financial conditions of the Borrower as the Lender may reasonably request.

12.2	Positive Undertakings

The Borrower undertakes in favour of the Lender, that it shall:

12.2.1	maintain in full force and effect all material authorizations, approvals, licenses and consents required under any Applicable Law to enable it to perform its obligations under this Agreement;

12.2.2	ensure that its Financial Statements are prepared in accordance with International Financial Reporting Standards (“IFRS”), be audited by an internationally recognized firm of independent auditors licensed to practice in South Africa, and fairly represent the financial condition of the Borrower and make full provision for all material liabilities of the Borrower;

12.2.3	maintain in full force and effect all licenses, consents, approvals and authorisations necessary for the conduct of its business at the time that such approvals and authorisations are required;

12.2.4	procure that its obligations under this Agreement do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except those which are mandatorily preferred by law in respect of companies generally.

12.3	Negative Undertakings

The Borrower undertakes in favour of the Lender, without the prior written consent of the Lender, that it shall not:

12.3.1	transfer, cede, license, loan, sell, donate or dispose of in any way, and shall not procure or permit the transfer, cession, licensing, loan, or disposal in any way, of the whole or any substantial part of its business, undertakings, assets, properties or revenues, other than any disposal:

12.3.1.1	on arm’s length for fair market value;

12.3.1.2	to any Material Subsidiary;

12.3.1.3	of obsolete or redundant assets which are no longer required;

12.3.1.4	in the ordinary course of the Borrower’s business and for full value; or

12.3.1.5	where the higher of the market value or consideration receivable when aggregated with other disposals by the members of the Gold Fields Group of Companies (other than disposals in terms of clause 12.3.1.1 through 12.3.1.4) does not exceed 10% (ten percent) of the Tangible Consolidated Net Worth of the Gold Fields Group of Companies.

12.3.2	Each of the undertakings by the Borrower in this clause 12 above: shall remain in full force for the duration of this Agreement; and

12.3.3	shall be a separate undertaking and shall in no way be limited or restricted by reference to or inference from the terms of any other undertaking.

13	EVENTS OF DEFAULT

13.1	An Event of Default shall occur if any of the following events, each of which shall be severable and distinct, occurs (caused by any reason whatsoever, whether or not outside the control of the Borrower or any other person):

13.1.1	the Borrower or any other member of the Gold Fields Group of Companies fails to pay any amount due under the Finance Documents to which it is a party on the due date, and such failure is not remedied by payment of the amount due within 5 (five) Business Days of receipt of written notice from the Lender to the Borrower calling upon the Borrower to effect payment; or

13.1.2	the Borrower or any of the Guarantors breaches any other provision or defaults in the performance of any obligation or undertaking (other than those referred to in 13.1) of any Finance Document to which it is a party and such breach or default, if capable of remedy, is not remedied within a period of 20 (twenty) Business Days, after such failure; or

13.1.3	any representation, warranty or statement made or repeated or given by the Borrower or any party other than the Lender to the Finance Documents or certificate delivered by it pursuant thereto or in connection therewith is or proves in the reasonable opinion of the Lender to have been materially incorrect or significantly misleading when made or deemed to be made or repeated or given; or

13.1.4	any Indebtedness for Borrowed Money in excess of R150 000 000 (one hundred and fifty million Rand) of the Borrower or any of the Guarantors or any Material Subsidiary becomes due and payable prior to its specified maturity date by reason of a breach by the Borrower or any Guarantor or any Material Subsidiary, as the case may be, or is not repaid when due (taking into account any applicable grace period); or

13.1.5	any judgment in respect of a claim of more than R100 000 000 (one hundred million Rand) or its equivalent in any other currency, is given against the Borrower or any Guarantor or any Material Subsidiary or any such person’s assets or revenues and is not discharged or contested within 20 ( twenty) Business Days of it being granted; or

13.1.6	the Borrower or any Guarantor or any Material Subsidiary is deemed for the purposes of any Applicable Law to be insolvent or unable to pay its debts as they fall due, or admits inability to pay its debts as they fall due, or commences negotiations with any of its creditors for the general readjustment, or rescheduling of its Indebtedness for Borrowed Money; or

13.1.7	any third person takes any bona fide action, steps or proceedings against the Borrower or any Guarantor or any Material Subsidiary:

13.1.7.1	for compulsory, provisional or final winding-up, liquidation, compromise, administration order, curatorship, judicial management, dissolution, or administration of the Borrower; or

13.1.7.2	for the appointment of an administrator, trustee, liquidator, judicial manager or similar officer over any or all of the Borrower’s, assets or revenues; or

13.1.7.3	the Borrower or any Guarantor or any Material Subsidiary itself takes any action, steps or proceedings:

13.1.7.3.1	for voluntary or compulsory (provisional or final), winding-up, liquidation, compromise, administration order, curatorship, judicial management, dissolution, or administration in relation to itself or its assets; or

13.1.7.3.2	for the appointment of a trustee, liquidator, judicial manager or similar officer over any or all of its own assets or revenues; or

13.1.7.4	the Borrower or any Guarantor or any Material Subsidiary, compromises or attempts to compromise with creditors generally (or any significant class of creditors) or a meeting of creditors is convened by the Borrower or any guarantor or any Material Subsidiary, as the case may be, to consider a proposal for an arrangement or compromise with its creditors generally (or any significant class of creditors); or

13.1.7.5	the Borrower or any Guarantor repudiates its obligations under or any Finance Document to which it is a party; or

13.1.7.6	any attachment, sequestration or execution for an amount in excess of R100 000 000 (one hundred million Rand) is levied against, or an Encumbrance is taken over the whole or a substantial part of, the property, undertaking or assets of the Borrower or any Guarantor or any Material Subsidiary and such attachment, sequestration, execution or taking possession of, is not set aside within 20 (twenty) Business Days after it came to the attention of the Borrower or such Guarantor or Material Subsidiary, as the case may be; or

13.1.7.7	subject to clause 12.3.1.5, a sale of a Material Subsidiary occurs without the prior written consent of the Lender; or

13.1.7.8	any other event or series of events occurs which has a Material Adverse Change on the Borrower or any Guarantor or any Material Subsidiary and if, in the opinion of the Lender, such event or series of events can be remedied or rectified to its satisfaction within a period which the Lender is of the opinion will not prejudice the Lender, it is not so remedied or rectified;

13.1.7.9	any of the financial covenants in clause 15 are breached; or

13.1.7.10	any Permitted Encumbrance created over a material asset being a single income producing asset which contributes not less than 10% (ten percent) towards gross turnover of the Gold Fields Group of Companies, given by the Borrower or any member of the Gold Fields Group of Companies is enforced unless such enforcement is discharged within 30 (thirty) days of the enforcement action or is subject to a bona fide dispute.

14	CONSEQUENCES OF EVENT OF DEFAULT

14.1	The occurrence of an Event of Default shall constitute a material breach of this Agreement.

14.2	Upon the occurrence of any Event of Default the Lender may, without prejudice to such other rights or remedies which the Lender may have in terms of the Finance Documents or at law, without notice to the Borrower:

14.2.1	decline to pay out any amounts then undrawn under this Agreement; and/or

14.2.2	cancel this Agreement in whole or in part; and/or

14.2.3	claim immediate payment of all amounts (including, without limitation, all Outstandings and Breakage Costs (if any) owing (whether due and payable or not) by the Borrower to the Lender, all of which shall be and become forthwith due and payable; and /or

14.2.4	claim payment of such damages including, costs and other amounts, in consequence of such Event of Default from the Borrower in terms of this Agreement; and/or

14.2.5	take all steps which the Lender considers desirable to enforce the Security.

14.3	Upon the occurrence of an Event of Default, Interest shall be calculated and paid on any amount which remains due but unpaid as a result of the occurrence of such Event of Default at the Default Interest Rate, without prejudice to any other right the Lender may otherwise have as a result of such Event of Default.

14.4	If an Event of Default has occurred and the Lender is exercising or has exercised any of its rights and remedies under any one or more of clauses 14.2 to 14.2.4 (inclusive), then the Lender may at any time whilst any Event of Default is continuing and unremedied, elect to exercise any of its other rights and remedies under any of clauses 14.2 to 14.2.4 (inclusive).

15	FINANCIAL COVENANTS

15.1	The Borrower shall procure that Gold Fields maintains the following financial ratios for the duration of this Agreement:

15.1.1	a ratio of Total Net Borrowings to Tangible Consolidated Net Worth not exceeding 0.40;

15.1.2	minimum Tangible Consolidated Net Worth of R13 000 000 000.00 (thirteen billion Rand);

15.1.3	a minimum Interest Cover Ratio of 2.5 times:

15.2	For the purposes of this clause 15:

15.2.1	“Indebtedness for Borrowed Money” means any indebtedness incurred (whether as principal or surety) in respect of:

15.2.1.1	monies borrowed;

15.2.1.2	any debenture, bond, note, loan stock or other debt security;

15.2.1.3	acceptance credit facilities to the extent utilised; and

15.2.1.4	capitalised rental payments under leases, which are termed “Financial leases” for the purposes of the Accounting Standards;

15.2.2	“Interest Cover Ratio” means the ratio of the consolidated earnings before interest and taxation of Gold Fields over the interest expense for that period;

15.2.3	“Tangible Consolidated Net Worth” means the amount paid up (or credited as paid up) on the issued share capital and share premium of Gold Fields, plus the consolidated reserves of the Gold Fields Group of Companies excluding any revaluations made after Gold Field’s most recent financial year and prior to the Signature Date (or less the amount standing to the debit of the consolidated profit and loss account of Gold Fields), plus the value of compulsory convertible instruments and the amount of subordinated shareholders loans granted by any member of the Gold Fields Group of Companies from time to time, and minus goodwill, all as shown in the then most recent audited annual consolidated financial statements of Gold Fields;

15.2.4	“Total Net Borrowings” means all outstanding Indebtedness for Borrowed Money of Gold Fields on a consolidated basis, less (a) cash held by any Material Subsidiary or with any bank, (b) any short-term or current asset investments all as shown in the then most recent audited annual consolidated financial statements of Gold Fields, and (c) the value of compulsory convertible instruments and the amount of subordinated shareholders loans granted by any member of the Gold Fields Group of Companies from time to time;

15.3	The financial ratios referred to in clause 15 shall be measured semi-annually against the Financial Statements and six-monthly management accounts referred to in clauses 12.1.2 to 12.1.5 respectively. The financial results of Gold Fields will be used to measure the financial ratios.

15.4	The Borrower shall procure that the Lender is furnished, in a form acceptable to the Lender on a semi-annual basis with a certificate signed by an executive director of each of the Guarantors stating that the covenants as set out in clause 15 have been complied with. Further, the Borrower shall procure that the Guarantors’ auditors furnish the Lender in a form acceptable to the Lender by no later than 120 (one hundred and twenty days) after the end of each Financial Year with a certificate setting out the calculations of the financial ratios in clause 15 and stating that the covenants as set out in clause 0 have been complied with.

16	ACCELERATED REPAYMENT

16.1	If there is:

16.1.1	a Change in Law which renders, will render or may have the effect of rendering the Finance Documents, or anything done or to be done pursuant thereto, illegal, invalid or unenforceable and the Parties fail in their endeavours to agree to rectify such illegality, invalidity or unenforceability (provided such illegality, invalidity or unenforceability is capable of being rectified), or agree upon alternative acceptable provisions, within 15 (fifteen) Business Days or such longer period as may be agreed to in writing between the Parties, after receipt by the Borrower of such notice from the Lender advising the Borrower of the relevant change; or

16.1.2	a Change in Law which the Lender reasonably expects to occur or has occurred that will, in the reasonable opinion of the Lender, adversely affect or have an adverse effect on the Lender or any transactions contemplated by the Finance Documents, after the Lender and the Borrower have failed to agree upon an acceptable solution within 15 (fifteen) Business Days of written notice by the Lender to the Borrower,

16.1.3	then the Lender shall, in addition to and without prejudice to any other rights the Lender may have in terms of this Agreement or in law and after consultation, in good faith, with the Borrower, be entitled to cancel this Agreement and the provisions of clause 14.1 and 14.2.5 shall apply mutatis mutandis.

16.2	The Lender shall provide the Borrower with such reasonable details in writing as to how such Change in Law which the Lender expects to occur or has occurred will adversely affect or have an adverse effect on the Lender or any transactions contemplated by the Finance Documents, provided that it shall not be under any obligation under this clause to disclose any confidential information relating to its affairs.

17	INCREASED COSTS

17.1	If by reason of:

17.1.1	any Change in Law; and/or

17.1.2	any directive, requirement, request or guideline, (whether or not having the force of law) or change in the interpretation of any directive, requirement, request or guidance now existing of the South African Reserve Bank or any other fiscal, monetary, regulatory or other authority in South Africa; and/or

17.1.3	any change in banking practice required by any directive, requirement, request or guideline, as it affects or is applied generally by financial institutions; and/or

17.1.4	a requirement or a request by any statutory or monetary authority, to pay Taxes or other amounts whatsoever or to maintain special deposits or reserve assets in addition to those existing at the Signature Date; and/or

17.1.5	any compliance by the Lender with any additional reserve cash ratio, special deposit or liquidity requirements (or any other similar requirements) in respect of this Agreement; and/or

17.1.6	any compliance by the Lender with any capital adequacy or similar requirements howsoever arising, including as a result of an increase in the amount of the capital to be allocated to the amount advanced under this Agreement or of a change of weighting of the commitment under this Agreement; and/or

17.1.7	any liability arises to pay Taxes;

17.1.8	there are any Increased Costs;

17.2	The Lender shall be entitled, but not obliged, to either:

17.3	Recalculate the Margin, in relation to both the Fixed Interest Rate as well as the Floating Interest Rate; and/or

17.3.1	Demand from the Borrower, who shall, having received (5) five Business Days notice thereof, promptly pay to the Lender amounts sufficient to indemnify it against such Increased Costs, whether retrospectively or not:

17.3.1.1	such cost; or

17.3.1.2	such reduction in such rate of return (or proportion of such reduction as is attributable to its obligations hereunder); or

17.3.1.3	such increased cost (or such proportion of such increased cost as is attributable to its funding or maintaining the Loan);

17.3.1.4	such liability; or

17.3.1.5	such recalculated Margin.

17.3.2	provided, however, that the Lender shall use its reasonable endeavours to mitigate the existence of such Increased Costs. The Lender undertakes, as soon as reasonably possible of it becoming aware of any matter referred to in clause 16.1 above, to notify the Borrower of such matter. The provisions of this clause shall not apply to costs arising prior to the date of the relevant circumstances specified in clauses 17.1.1 to 17.1.6 (inclusive) above.

17.4	The Lender shall provide the Borrower such reasonable details as to how such Increased Cost has been suffered, provided that it shall not be under any obligation under this clause 17 to disclose any information relating to its affairs or to that of any financier, which it in its sole and absolute discretion determines is confidential, commercially sensitive or the disclosure of which would be contrary to any of its or such financier’s usual policies and no failure to disclose any such information shall limit its rights hereunder.

17.5	If and to the extent that there is an Increased Cost to be paid by the Borrower under clause 17.1 above, subject to the Borrower having paid to the Lender the Increased Costs incurred from the due date, specified in clause 17.2.2, to date of payment, the Borrower shall, on not less than 5 (five) Business Days’ prior notice to the Lender be entitled to terminate this Agreement and prepay the Outstandings (including Breakage Costs (if any)) provided that such notice shall be given within 10 (ten) Business Days from the date of demand by the Lender for payment of the Increased Costs.

17.6	The Parties’ rights, benefits and obligations arising from the provisions of this clause 17 in respect of any liability to pay Taxes shall survive the expiry by effluxion of time or earlier termination of this Agreement for any reason and shall be enforceable by any party, its successors and assignees.

17.7	For the sake of clarity it is recorded that clause 17.1 shall not apply to any Increased Cost attributable to any change in the rate of tax on the overall net income of the Lender.

18	TAXES

18.1	Stamp Duty

The Borrower shall pay all stamp and other similar duties and Taxes to which this Agreement may be subject or give rise.

18.2	Gross Up

All payments by the Borrower under this Agreement shall be made free and clear of and without deduction for or on account of any Taxes, except to the extent that the Borrower is required by law to make payment subject to any Taxes. If any Tax or amounts in respect of tax must be withheld or deducted, or any other deductions must be made, from any amounts payable or paid by the Borrower under this Agreement, the Borrower shall pay such additional amounts as may be necessary to ensure that the Lender receives a net amount equal to the full amount which it would have received had payment not been made subject to Tax or any other deduction. If any Tax is imposed or levied on the Lender and the Borrower is required to withhold or deduct any such Tax on behalf of the Lender, any tax credit received in the hands of the Lender as a result of such withholding or deduction shall be refunded by the Lender to the Borrower.

18.3	Tax Receipts

All Taxes required by law to be deducted or withheld by the Borrower from any amounts paid or payable under this Agreement shall be paid by the Borrower when due and it shall, within 15 (fifteen) days of the payment being made, deliver to the Lender evidence satisfactory to the Lender (including all relevant

Tax receipts) that the payment has been duly remitted to the appropriate authority.

19	Value Added Tax

The amounts stated in this Agreement to be payable by the Borrower are exclusive of VAT and accordingly the Borrower, shall pay, against delivery of appropriate supporting documentation on demand any VAT properly chargeable in respect of any transactions contemplated by this Agreement.

20	INDEMNITIES

20.1	The Borrower hereby indemnifies and holds the Lender harmless against any and all losses, liabilities, claims, damages, penalties, judgments, disbursements, costs and expenses (including all legal costs on the attorney and own client scale) to which the Lender becomes subject to, which directly or indirectly arises from or relates to:

20.1.1	enforcement of the Finance Documents against the Borrower;

20.1.2	any breach by the Borrower of any representations, warranty, covenants or other agreement contained in or contemplated by this Agreement;

20.1.3	the occurrence and continuance of any Event of Default;

20.1.4	the receipt or recovery by the Lender of all or any overdue amounts.

20.2	The provisions of clause 20.1 shall not apply to any losses, liabilities, claims, damages, penalties, judgments, disbursements, costs and expenses which have resulted from the gross negligence or wilful misconduct on the part of the Lender.

21	REMEDIES AND WAIVERS

No failure by the Lender to exercise, nor any delay by the Lender in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

22	CERTIFICATE

A certificate signed by any general manager of the Lender (whose appointment or authority as such it shall not be necessary to prove), certifying any amount outstanding in terms of this Agreement or the relevant portion thereof which has become due and payable (including rates of Interest and other charges applicable thereto) shall be prima facie proof of the matters stated for all purposes, including for the purposes of furnishing further particulars, obtaining provisional sentence and obtaining judgment against the Borrower.

23	CESSION AND DELEGATION OF RIGHTS AND OBLIGATIONS

23.1	The Lender may at any time cede all or any or part of its rights and/or delegate any of its obligations under all or any or part of this Agreement to any other entity within the Absa Group without the Borrower’s prior consent or to any other financial institution or to any other person with the Borrower’s prior written consent, which consent shall not be unreasonably withheld.

23.2	To the extent that any cession by the Lender to a party referred to in clause 23.1 above results in a splitting of claims, the Borrower hereby consents to such splitting of claims.

23.3	The Borrower shall not cede, pledge, assign, transfer, make over, hypothecate, novate or in any way alienate or encumber its rights under this Agreement without the Lender’s prior written approval.

24	NOTICES

24.1	The Parties choose as their place where notices may be given for all purposes under this Agreement in respect of notices or other documents or communications of whatsoever nature including service of process in respect of the Borrower, the following addresses:

24.1.1	the Lender	ABSA CAPITAL (a division of Absa Bank Limited)
Arlene Roelofse
Head : Documentation Management
Telephone No: (011) 350-2615
Facsimile No: (011) 350-7461

24.1.2	the Borrower	GFI Mining South Africa (Proprietary) Limited
24 St Andrews Road
Parktown
Johannesburg
Telephone No: (011) 644 2480
Facsimile No: (011) 484 6349
Attention: Mr Rudolph Jordaan

24.2	Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing but it shall be competent to give notice by facsimile.

24.3

Any Party may by written notice to the other Party change the physical address chosen or facsimile number vis-à-vis that Party to another physical address or facsimile number in South Africa, provided that the change shall become effective on the 7th Business Day from the deemed receipt of the notice by the addressee.

24.4	Any notice to a Party:

24.4.1	sent by courier in a correctly addressed envelope to it at its chosen address shall be deemed to have been received on the 3rd Business Day after sending (unless the contrary is proved); or

24.4.2	delivered by hand to a responsible person during ordinary business hours at its chosen address shall be deemed to have been received on the day of delivery; or

24.4.3	sent by facsimile to its chosen facsimile number during ordinary business hours shall be deemed to have been received on the date of transmission, provided that any such notice given by facsimile is telephonically confirmed by Parties to such notice during business hours to such on the same day.

24.5	Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen address, provided such party provides confirmation in writing that it has actually received such written notice or communication to the Party from whom the written notice or communication was received.

25	GENERAL

25.1	This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof.

25.2	No amendment or consensual cancellation of this Agreement or any provision or term thereof or of any agreement or other document issued or executed pursuant to or in terms of this Agreement and no settlement of any disputes arising under this Agreement and no extension of time, waiver or relaxation or suspension of any of the provisions or terms of this Agreement or of any agreement or other document issued pursuant to or in terms of this Agreement shall be binding unless recorded in a written document signed by the Parties.

25.3	No extension of time or waiver or relaxation of any of the provisions or terms of this Agreement or any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement, shall operate as an estoppel against any Party in respect of its rights under this Agreement, nor shall it operate so as to preclude such Party thereafter from exercising its rights strictly in accordance with this Agreement. Any such extension, waiver or relaxation or suspension which is so given or made shall be strictly construed as relating strictly to the matter in respect whereof it was made or given.

25.4	No Party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded herein, whether it induced the contract or not.

25.5	Each provision in this Agreement is severable, the one from the other, and if at any time any provision is or becomes or is found to be illegal, invalid, defective or unenforceable for any reason by any competent court, the remaining provisions shall be of full force and effect and shall continue to be of full force and effect.

25.6	Each Party warrants that it is acting as a principal and not as an agent for an undisclosed principal.

25.7	The expiry or termination of this Agreement shall not prejudice the rights of any Party thereto in respect of any breach or non-performance by any Party of any of the terms or conditions hereof during the tenure of this Agreement.

25.8	All notices or communications under or in connection with this Agreement shall be in the English language.

25.9	The Parties shall perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary or desirable to implement and/or give effect to this Agreement and the transactions contemplated thereby.

25.10	This Agreement may be executed in counterparts each of which when read together, shall constitute one and the same document.

26	GOVERNING LAW AND JURISDICTION

26.1	The validity of this Agreement, its interpretation, the respective rights and obligations of the Parties and all other matters arising in any way out of this Agreement shall be determined in accordance with the laws of South Africa.

26.2	Each Party hereby irrevocably submits in any legal proceeding or dispute relating to this Agreement to the non-exclusive jurisdiction of Witwatersrand Local Division of the High Court of South Africa.

27	DISCLOSURE OF INFORMATION

Subject to compliance with clause 28 (Confidentiality), the Lender may disclose to any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement:

27.1	a copy of the Finance Documents; and

27.2	any information which the Lender has acquired under or in connection with any of the Finance Documents.

28	CONFIDENTIALITY

28.1	Each of the Parties to this Agreement agrees to, and shall procure that its respective directors, officers, employees, servants and agents, shall keep confidential and not to disclose to any person (save as hereinafter provided) any confidential or proprietary information, management accounts, computer records, specifications, formulae, evaluations, methods, processes, technical descriptions, reports and other data, records, drawings and information in respect of the business operations or affairs of any Party, provided to or acquired by it pursuant to or arising from the terms or performance of this Agreement or any other Finance Document (including without limitation any such documents or information supplied in the course of proceedings under the disputes resolution procedure under any Finance Document or during any negotiations of any Finance Document) together (“the Confidential Information”).

28.2	Notwithstanding the provisions of clause 28.1 above, either Party shall be entitled to disclose the whole or any part of the Confidential Information to (i) any assignee or transferee or any prospective assignee or transferee or any other person with whom it may enter contractual obligations in relation to funding or supporting its commitments under any Finance Documents, any of its or their respective directors, officers, employees, servants, subcontractors, agents, Lender’s advisers or Borrower’s advisers to the extent necessary to enable it or them to perform (or to cause to be performed) or to enforce any of its or their rights or obligations under this Agreement and all related documents (as the case may be) to assess whether or not to become the lender, provided that the recipient of such information enters into a similar written undertaking to that contained in this clause 28, (ii) any governmental authority, agency or entity required by any law, regulation, directive or decree, and (iii) any other person required in terms of the Promotion of Access to Information Act, 2002, provided that the Party required to provide such information shall notify the other Party in writing prior to such disclosure.

29	COSTS

29.1	Each Party shall bear its own costs and expenses in connection with the preparation, drafting and negotiation of this Agreement.

29.2	The Borrower shall forthwith on demand pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it:

29.2.1	in connection with the enforcement, or the preservation of any rights under this Agreement; or

29.2.2	in investigating any possible default which is established to be an Event of Default, irrespective of whether or not the Lender takes any action in respect of same.

29.3	The Lender undertakes to use its reasonable endeavours to mitigate any costs and expenses to be incurred in respect of any steps taken referred to in 29.2.1 and 29.2.1 above.

Signed at                                          this      day of              2008

AS WITNESSES

1.

2.	For: ABSA CAPITAL (a division of Absa Bank Limited)

who warrants that he is duly authorised hereto

who warrants that he is duly authorised hereto

Signed at this day of 2008

AS WITNESSES

1.

2.	For: GFI MINING SOUTH AFRICA (PROPRIETARY) LIMITED

who warrants that he is duly authorised hereto

who warrants that he is duly authorised hereto

ANNEXURE “A”

SUSPENSIVE CONDITIONS

All of the suspensive conditions detailed in this Annexure “A” shall be fulfilled in form and substance to the satisfaction of the Lender:

1	receipt by the Lender of certified copies of the Memorandum and Articles of Association and Certificate of Incorporation of the Borrower and each of the Guarantors;

2	receipt by the Lender of a certified copy of a resolution of the board of directors of the Borrower and each of the Guarantors:

2.1	approving the terms of the Finance Documents to which it is a party and resolving that it executes such agreements;

2.2	authorising a specified person or persons to execute those agreements on its behalf;

2.3	authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Finance Documents; and

2.4	in the case of the Borrower, confirming that the borrowing of the capital in full would not cause any borrowing limit binding on the Borrower to be exceeded;

3	the Lender shall be satisfied with the terms and conditions and shall be in possession of an original of the Security Document duly executed by each of the Parties thereto, the Lender shall have received evidence satisfactory to it that the Security Document has become unconditional except for any condition relating to this Agreement;

4	receipt by the Lender from the Borrower and each of the Guarantors of a certificate from a duly authorised officer setting out the names, officers and signatures of the person authorised to sign, on behalf of the Borrower and each of the Guarantors, any document to be delivered by or on behalf of the Borrower and each of the Guarantors pursuant to the Facility Documents; and

5	receipt by the Lender from the Borrower of written confirmation that the Account has been opened in the name of the Borrower and setting out the details of the Account;

6	no Material Adverse Change has occurred with respect to the Borrower and/or any of the Guarantors.

ANNEXURE “B”

DRAWDOWN CONDITIONS

The drawdown of any Advance under this Agreement shall be subject to the fulfilment of the following Conditions to Drawdown, by no later than 2 (two) Business Days prior to such drawdown:

1.	Drawdown Notice

The Lender shall have received the relevant Drawdown Notice in respect of an Advance in accordance with this Agreement.

2.	No Default

On both the date of the Drawdown Notice and the Drawdown Date, an Event of Default shall not have occurred, be continuing or, in the reasonable opinion of the Lender, be likely to occur as a result of making such Advance.

3.	Representations and Warranties

On both the date of the Drawdown Notice and the Drawdown Date the representations and warranties made in clause 11 of this Agreement shall be true and accurate in all material respects.

4.	Other Events Stopping Payments

No Drawdown Refusal Notice shall have been issued by the Lender in terms of clause 5.6 of this Agreement which is in effect and has not been withdrawn, and no other event has occurred under any Finance Document which, in the opinion of the Lender, has resulted or may result in any payment or drawdown under any Finance Document being stopped.

5.	Material Adverse Change

On both the date of the Drawdown Notice and the Drawdown Date no Material Adverse Change shall have occurred or in the reasonable opinion of the Lender be likely to occur with respect to the Borrower and/or any of the Guarantors as a result of the making of such Advance.

ANNEXURE “C”

DRAWDOWN REFUSAL NOTICE

To:	[Borrower]

Date

Dear Sirs

FACILITY AGREEMENT DATED BETWEEN ABSA CAPITAL (A DIVISION OF ABSA BANK LIMITED) AND GFI MINING SOUTH AFRICA (PROPRIETARY) LIMITED (“THE AGREEMENT”) DRAWDOWN REFUSAL NOTICE NUMBER

1	We refer to clause of the Agreement. Terms defined in the Agreement have the same meanings in this Drawdown Refusal Notice.

2	We issue this Drawdown Refusal Notice with the following specifications:

2.1	date upon which draw was due to be made:

2.2	amount of draw which was due to be made:

3	We confirm that:

3.1	on the date of this Drawdown Refusal Notice, the provisions of clause of the Agreement have not been complied with by the Borrower; [and/or]

3.2	the suspensive conditions to drawdowns on the Facility as specified in Annexure “B” to the Agreement, have not been satisfied.]

in that [detail of non-compliance to be provided]

Yours faithfully

For and on behalf of:
ABSA CAPITAL (a division of Absa Bank Limited)

ANNEXURE “D”

DRAWDOWN NOTICE

To:	[Lender]

Date:

Dear Sirs

FACILITY AGREEMENT ENTERED INTO BETWEEN ABSA CAPITAL (A DIVISION OF ABSA BANK LIMITED) AND GFI MINING SOUTH AFRICA (PROPRIETARY) LIMITED (“THE AGREEMENT”) – DRAWDOWN NUMBER

1	We refer to clause 5 of the Agreement. Terms defined in this Agreement have the same meanings in this Drawdown Notice.

1.1	We wish to borrow Advances with the following specifications:

1.2	drawdown date:

1.3	amount:

1.4	interest rate: fixed rate/floating rate

2	We confirm that:

2.1	the proceeds of the Advance drawn pursuant to this Drawdown Notice shall be applied exclusively in accordance with the terms of this Agreement and in particular (but without limitation) the terms of clause 4 thereof; and

2.2	on the date of this Drawdown Notice, on the Drawdown Date and immediately after the making of the Advance to which this Drawdown Notice relates the conditions to drawdowns specified in Annexure “B” of the Agreement, have been satisfied.

3	Lender Authorisation: [To be completed by the Lender after signature by the Borrower of this drawdown notice and authorisation of advance to be drawn]

Advance Number:
(first or subsequent

Amount of Advance:

Other fees, costs and/or expenses of the Lender, including Lender’s
Advisers:

Lender’s signature to certify the
Amounts set out above:

Yours faithfully

For and on behalf of:
GFI MINING SOUTH AFRICA (PROPRIETARY) LIMITED

ANNEXURE “E”

PREPAYMENT NOTICE

To: Absa Capital (a division of Absa Bank Limited)

Date:

Dear Sirs

FACILITY AGREEMENT DATED ENTERED INTO BETWEEN ABSA CAPITAL (A DIVISION OF ABSA BANK LIMITED) AND GFI MINING SOUTH AFRICA (PROPRIETARY) LIMITED, (“THE FACILITY AGREEMENT”) – PREPAYMENT NOTICE

1	We refer to clause and specifically to clause of the Agreement. Terms defined in the Agreement have the same meanings in this Prepayment Notice.

2	We wish to issue this Prepayment Notice with the following specifications:

2.1	amount of drawn Facility to date:

2.2	amount of drawn Facility to be:

2.2.1	Prepaid in terms of this Prepayment Notice:

3	We confirm that we shall make payment of Breakage Costs (if any) and all other amounts now due and payable by us in connection with the amount to be prepaid under the Agreement.

Yours faithfully

For and on behalf of:
GFI MINING SOUTH AFRICA (PROPRIETARY) LIMITED

ANNXURE “F”

ADMINISTRATIVE DETAILS

GFI MINING SOUTH AFRICA (PROPRIETARY) LIMITED

1.	DOCUMENTATION AND SECURITY:

Organisation name	:	ABSA Capital, a division of ABSA Bank Limited

Address	:	ABSA Capital Legal - Documentation Management 3rd Floor ABSA Towers North (3E2) 180 Commissioner Street Johannesburg 2001 South Africa

Tel. no.	:	+27 (0)11 350 2615

Fax no.	:	+27 (0)11 350 7477

2.	CONTACT POINTS:

Names and addresses of the persons responsible for:

(i) Credit Matters and Documentation

Name	:	Mervyn Piaray / Iraan Singh / Hennie Schoeman

Department	:	ABSA Capital Global Loans, Asset Management

Address	:	1st Floor ABSA Towers North (1W2) 180 Commissioner Street Johannesburg 2001 South Africa

Tel.no. Mervyn	:	+27 (0)11 350 7907

Tel.no. Iraan		+27 (0)11 350 8344

Tel.no. Hennie		+27 (0)11 350 2640

Fax no.	:	+27 (0)11 350 7460

E-mail.	:	assetmanagement@absa.co.za